Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (From S-3 No. 333-224821) of Marcus & Millichap, Inc. Prospectus of Marcus & Millichap, Inc. for the registration of 2,000,000 shares of its common stock; and

(2)	Registration Statements (Form S-8 Nos. 333-192506 and 333-216738) pertaining to the 2013 Omnibus Equity Incentive Plan and the 2013 Employee Stock Purchase Plan of Marcus & Millichap, Inc.;

of our reports dated March 2, 2020, with respect to the consolidated financial statements of Marcus & Millichap, Inc. and the effectiveness of internal control over financial reporting of Marcus & Millichap, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2019.

/s/ Ernst & Young LLP

Los Angeles, California
March 2, 2020